Exhibit 21.1

Subsidiaries of Pacific Office Properties Trust, Inc.

Name of Subsidiary	Domicile
Pacific Office Properties, L.P.	Delaware
POPTLP, LLC	Delaware
WFP Mezzanine A, LLC	Delaware
WFP Mezzanine B, LLC	Delaware
WFP Mezzanine C, LLC	Delaware
WFP Mezzanine D, LLC	Delaware
WFP Mezzanine E, LLC	Delaware
Waterfront A, LLC	Delaware
Waterfront B, LLC	Delaware
Waterfront C, LLC	Delaware
Waterfront D, LLC	Delaware
Waterfront E, LLC	Delaware
DPC Mezzanine, LLC	Delaware
Davies Pacific, LLC	Delaware
Pan Am Mezzanine I, LLC	Delaware
Pan Am Mezzanine II, LLC	Delaware
Pan Am Mezzanine III, LLC	Delaware
Pan Am Mezzanine IV, LLC	Delaware
Pan Am I, LLC	Delaware
Pan Am II, LLC	Delaware
Pan Am III, LLC	Delaware
Pan Am IV, LLC	Delaware
Pacific Office Properties Trust (Ward Avenue), LLC	Delaware
City Center, LLC	Hawaii
POPT Manager, LLC	Delaware
Pacific Office Management, Inc.	Delaware
City Center Land Company, LLC	Hawaii
POP City Square, LLC	Delaware
Pacific Recreational Trust/Phoenix, LLC	Delaware
POP PBN, LLC	Delaware